Deal Highlights


Lynne Mapp Drexler
(1928 - 1999)
View All (2)

Sec.gov

Initial Offering	$144,000
Painting	Nature Advanced (1971)
Dimensions	50 x 39
Progress	100%

SOLD OUT

Offering Details

Similar Sales Appreciation

139.0%

Each painting is unique, but similar works have seen an appreciation rate of 139.0% from 2021 to 2024.


$600k
$400k
$200k
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21
22
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24

Value Offering

-20%

This work is available at a -20% discount to its fair market value. Available for $144,000, it was appraised at $180,000 in April of 2026.

Fair Market Value

$180,000

Offering Price

Discount

$144,000

$36,000

Resurgent Market

After decades of neglect, Drexler's market ascended in 2022–23. Before 2022, her work never sold for more than $75,000. Since then, she's achieved numerous $1M+ sales.



The New York Times

Out of Obscurity, Lynne Drexler's Abstract Paintings Fetch Millions

After a derailed career, Ms. Drexler became a "hermit" painter on an island. Decades later, piqued public interest can earn her work seven figures.

Institutional Recognition

Drexler's work is in top institutions like MoMA, the National Gallery, the Art Institute of Chicago, the Brooklyn Museum, and more.


MoMA